Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of our common stock summarizes the material terms and provisions of our common stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Third Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “Bylaws”) which are exhibits to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.3 forms a part. The terms of our common stock may also be affected by Delaware law.

General

We are authorized to issue up to 297,000,000 shares of common stock, $0.001 par value per share. We are also authorized to issue up to 3,000,000 shares of preferred stock, all of which have been designated as Class C Preferred Stock, including 350,000 shares which have been designated as Series C-1 Junior Participating Cumulative Preferred Stock, the terms of which are to be determined by our Board of Directors.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CLDX”.

Description of Common Stock

Dividends

The Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

Voting

Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by Celldex.

Anti-Takeover Provisions

Certain provisions in our third restated certificate of incorporation, as amended, our second amended and restated by-laws (the “by-laws”) and applicable Delaware corporate law, may have the effect of discouraging a change of control of Celldex, even if such a transaction is favored by some of our stockholders and could result in stockholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions, which are summarized below is to encourage negotiations with our management by persons interested in acquiring control of our corporation.

•

Special Meetings. Our by-laws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the chair of the board, our president, secretary or our board of directors.

•

Advance Notice Requirements for Stockholder Proposals.    Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

•

Delaware Business Combination Statute.    We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

•

Exclusive Forum Selection.    Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) will be the sole and exclusive forum for any complaint asserting any internal corporate claims. Such claims include claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the Delaware General Corporation Law (the “DGCL”) confers jurisdiction upon the Court of Chancery. Our by-laws also provide that unless otherwise selected or consented to by the Company, the federal district courts of the United States of America will be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Computershare Trust Company, N.A. is presently the transfer agent and registrar for our common stock.